Exhibit 10.1

                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT made as of the 10th day of September, 1997, by and among United Bankshares, Inc. ("United"), a West Virginia corporation (the "Corporation"), United Bank, a Virginia state-chartered bank (the "Bank"), and Bernard H. Clineburg (the "Executive").

                              W I T N E S S E T H :

                  WHEREAS, the parties hereto desire to provide for the Executive's employment by the Corporation and the Bank (collectively, the "Employers") following the consummation of the transactions contemplated in the Agreement and Plan of Merger by and between George Mason Bankshares, Inc. ("Mason"), a Virginia corporation and the Corporation, dated as of September 10, 1997 (the "Merger Agreement"); and

                  WHEREAS, in consideration for the benefits provided under this Agreement, the Executive has agreed to waive all rights to any benefits payable under that certain employment agreement among Mason, The George Mason Bank ("Mason Bank"), and the Executive, dated as of August 3, 1995 (the "Prior Agreement"), except for the right to a limited payment as described more fully herein; and

                  WHEREAS, the Board of Directors of the Corporation (the "Corporation Board") and the Bank (the "Bank Board") has authorized the Corporation and the Bank to enter into this Agreement.

                  NOW THEREFORE, in consideration of the mutual covenants contained herein, the Employers and the Executive agree as follows:



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                  1. Employment. Subject to the consummation of the transactions contemplated by the Merger Agreement, the Employers agree to employ the Executive and the Executive agrees to continue in the employ of the Employers on the terms and conditions hereinafter set forth.

                  2. Capacity. The Executive shall serve as President of the Corporation and as Chairman and Chief Executive Officer of the Bank and shall perform such services for the Corporation and the Bank as are consistent with such positions.

                  3. Effective Date and Term; Prior Agreement. (a) The commencement date (the "Commencement Date") of this Agreement shall be the Effective Date, as defined in the Merger Agreement. Subject to the provisions of
Section 6, the term (the "Term") of the Executive's employment hereunder shall be three years from the Commencement Date; and the Term shall be automatically extended from day to day so that on any day the remaining Term shall be three years; provided however, that in no event shall the Term extend beyond the anniversary of the Commencement Date that occurs in the year 2004 and provided further, that the Corporation Board and the Bank Board may by written notice advice the Executive that the Term will not be extended beyond three years from the date of such notice. The last day of such Term, as so extended from time to time, is sometimes referred to herein as the "Expiration Date."

                  (b) The Executive hereby acknowledges and agrees that the Prior Agreement shall terminate as of the Commencement Date and shall be of no further force and effect, and the Executive hereby waives his rights to any and all benefits that would have been provided under such Prior Agreement.

                  4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

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                  (a) Base Salary and Bonus. For each year during the term, the
         Employers shall pay the Executive a base salary of $285,000. The Executive's base salary may be subject to increase from time to time in accordance with the usual practice of the Employers with respect to the review of compensation of their senior executives. The Executive's base salary shall be payable in periodic installments in accordance with the Employers' usual practice for their senior executives. In addition, the Executive shall be eligible to receive an annual bonus under the bonus incentive plan offered by the Employers; provided, however, that the maximum amount payable to Executive for any year under any such bonus incentive plan shall be an amount equal to 40% of Executive's then current base salary.
                  (b) Initial Up-Front Payment. In consideration for entering into this Agreement and waiving all rights to any benefits to which Executive may have been entitled under the Prior Agreement, the Employers shall pay to Executive in a lump sum within seven days following the Effective Date (as defined in the Merger Agreement) an amount equal to 2.99 times the Executive's "base amount" (as determined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), assuming that the consummation of the transactions contemplated by the Merger Agreement constitute a change described in Code Section 280G(b)(2)(A)(i)) (the "Special Severance Payment"); provided, however, that the Special Severance Payment shall in no event exceed $1,750,000.
                  (c) Regular Benefits. The Executive shall be entitled to participate in any and all employee benefit plans, medical insurance plans, retirement plans and other benefit plans from time to time in effect for senior executives of the Bank to the extent commensurate with his duties and responsibilities with the Employers. Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applied policies of the Employers. The Executive shall receive credit under such employee benefit plans for eligibility and vesting purposes in respect of Executive's prior service with Mason.

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                  (d) Business Expenses. The Employers shall reimburse the
         Executive for all reasonable travel, entertainment and other business expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to audit as necessary and to such reasonable requirements with respect to substantiation and documentation as may be specified by the Employers.
                  (e) Vacation. The Executive shall be entitled to four (4) weeks of vacation per calendar year, to be taken at such times and intervals as shall be determined by the Executive with the approval of the Employers, which approval shall not be unreasonably withheld.
                  (f) Automobile. The Employers at their sole cost shall during the Term provide the Executive with the use of an appropriate automobile that shall be selected by the Executive with the approval of the Employers, which shall not be unreasonably withheld.

                  5. Extent of Service. During his employment hereunder, the Executive shall, subject to the direction and supervision of the Corporation Board and the Bank Board, devote his full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer's interests and to the discharge of his duties and responsibilities hereunder. He shall not engage in any other business activity, except as may be approved by the Corporation Board and the Bank Board; provided, however, that nothing herein shall be construed as preventing the Executive from:
                  (a) investing his assets in a manner not prohibited by Section 8, and in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or other entities in which such investments are made;
                  (b) serving on the board of directors or governing board of any entity subject to the prohibitions set forth in Section 8 and provided that he shall not be required to render any material services with respect to the operations or affairs or any such entity and subject to disclosure and advance approval by the Corporation

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         Board and the Bank Board, which approval will not be unreasonably withheld, as well as annual notification to the Corporation Board and the Bank Board of all boards on which the Executive serves; or
                  (c) engaging in religious, charitable or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.

                  6. Termination and Termination Benefits. Notwithstanding the provisions of Section 3, the Executive's employment hereunder shall terminate under the following circumstances:
                  (a) Death. In the event of the Executive's death while he is actively employed by the Employers, the Executive's employment shall terminate on the date of his death; all compensation and benefits earned by the Executive but unpaid at the time of his death shall be paid to the Executive's estate.
                  (b) Termination by the Employers for Cause. The Executive's employment hereunder may be terminated for "Cause" by the Employers (acting jointly and not severally), which shall mean termination because of the Executive's breach of fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or entry of a final cease-and-desist order relating to either of the Employers, or acts or omissions constituting gross negligence, dishonesty, or immoral or disreputable conduct, or material breach of any provisions of this Agreement, provided, however, that such determination of termination for Cause shall require the affirmative vote of at least two thirds of the members of the each of the Corporation Board and the Bank Board and such votes shall not be made prior to the expiration of a thirty (30) day period following the date on which the Corporation Board and Bank Board shall, by written notice to the Executive, furnish to him a statement of the grounds for his termination for Cause, during which the Executive shall be afforded a reasonable opportunity to make oral and written presentations to the Corporation

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         Board and the Bank Board, and to be represented by his legal counsel at such presentations, to refute the grounds for the termination. Regardless of the circumstances surrounding the termination for "Cause," the Executive shall continue to receive all compensation and benefits otherwise payable under this Agreement and otherwise during such thirty (30) day period. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Employers.
                  In the event of termination for Cause, all obligations of the Employers under this Agreement shall terminate as of the date the Executive's employment is terminated, except that all compensation and benefits earned by the Executive but unpaid at the time of his termination will be paid to the Executive.
                  (c) Termination by the Employers Without Cause. The
         Executive's employment with the Employers may be terminated, subject as provided below, prior to the Expiration Date without Cause following the provision of thirty (30) days' prior written notice to the Executive. Termination without Cause is defined as termination for any reason other than termination by Death, Disability, with Cause or by Operation of Law, as defined in this Agreement. The Employers agree that the Executive shall not be terminated without Cause during the first eighteen months of the Term; provided, however, that the Employers may during such period place the Executive on a leave of absence, and the Executive shall continue to receive his base salary while on such leave of absence. In the event of termination without Cause, all obligations of the Employers under this Agreement shall terminate as of the date the Executive's employment is terminated, except that (I) the Employers shall continue to pay the Executive his monthly base salary in effect as of the date of termination for the lesser of (x) the number of months remaining in the Term, and (y) 18 months; provided, however, that the number of months as so determined shall be reduced by the number of months during which

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         the Executive was on a leave of absence, if any, and (II) the Employers shall comply with the provisions of Section 6(g).
                  (d) Termination by Operation of Law. The Executive's employment with the Employers shall terminate:
                           (i) if the Executive is removed and/or
                  permanently prohibited from participating in the conduct of the affairs of the Bank by an order issued under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.1818(e)(3) or ss.(g)(1)) or Va. Code Ann. Section 6.1-49 as of the effective date of the order; or
                           (ii) if the Executive is removed and/or permanently
                  prohibited from participating in the conduct of the affairs of either of the Employers under, or such removal is required to comply with, any final judicial decree or order.
         In the event of termination by Operation of law, all obligations of the Employers under this Agreement shall terminate as of the date indicated, except that all compensation and benefits earned by the Executive but unpaid at the time of his termination will be paid to Executive.
                  (e) Termination by Disability. The Executive's employment may be terminated in the event that he is unable to perform the essential duties of his position due to any mental, physical or other disability. The Executive may only be terminated under this provision if he remains unable to perform the essential functions of his position following a leave of absence because of disability for a period in excess of twelve
         (12) weeks and each of the Corporation Board and the Bank Board thereafter concludes, based upon medical and other evidence satisfactory to them, that the Executive is disabled within the meaning of this provision. The Executive may, and at the request of either of the Employers will, submit to the Employers a certification of his medical condition and prognosis, in reasonable detail by a physician or physicians satisfactory to the Employers. All obligations of the Employers under this Agreement shall terminate as of the date

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         the Executive's employment is terminated under this provision, except that (I) all compensation and benefits earned by the Executive but unpaid at the time of this termination will be paid to Executive, and
         (II) the Employers shall comply with the provisions of Section 6(g)..
                  (f) Limitation of  Payments.
                  (i) If any payment received or to be received by the Executive in connection with an event described in Section 280G(2)(A)(i) of the Code (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Employers (or their affiliates), (together with the Special Severance Payment, the "Total Payments")) would not be deductible by the Employers (or any predecessor Employers of the Executive) in full as a result of Section 280G of the Code, the Special Severance Payment or other payments or both shall be reduced until no portion of the Total Payments is not deductible as a result of Section 280G of the Code, or the Special Severance Payment is reduced to zero, whichever occurs first.
                  (ii) In the event a dispute develops between the Employers and the Executive as to the manner of calculating the amount of the Special Severance Payment payable to the Executive pursuant to this provision, the Special Severance Payment shall be calculated by the Employers' independent certified public accountants and if desired by the Employers, outside legal counsel, whose determination shall be binding on the parties hereto. Except as provided in Section 6(f) (iii), the Employers shall have no liability for inaccurate calculation of the benefits payable to the Executive pursuant to this Section 6 so long as such calculation is made in good faith.
                  (iii) As a result of the possible uncertainty in the application of Section 280(G) of the Code at the time of the initial determination of any amount payable hereunder or as a result of the uncertainties of this Agreement as they may be affected by other compensation plans, programs, or agreements of the Employers, it is possible that payments made under this Agreement will have been made by the

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         Employers which should not have been made (an "Overpayment") or that additional payments could have been made which were not made (an "Underpayment"). In the event that a payment or other benefit is due to the Executive under this Agreement or any other plan, program or agreement of the Employers and such payment or benefit results in an Overpayment, as determined by the Employers' independent certified public accountants or outside legal counsel, such Overpayment shall be treated for all purposes as a loan to the Executive which he shall repay to the Employers, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event that the Employers, based on the assertion of a deficiency by the Internal Revenue Service against the Employers or the Executive which the Employers' certified public accountants or outside legal counsel believe has a high probability of success, determines that an Overpayment has been made, such Overpayment shall be treated as a loan to the Executive which he shall repay to the Employers, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Employers if and to the extent that such payment would not reduce both the amount which is subject to taxation under Section 4999 of the Code and the deduction denied under Section 280G of the Code. In the event that the Employers' independent certified public accountants or outside legal counsel determine that an Underpayment has occurred, such Underpayment shall be paid promptly by the Employers to or for the benefit of the Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

                  (g) Health Benefits upon Termination. In addition to the benefits otherwise provided hereunder, in the event of termination of Executive's employment other than (i) a termination by the Employers for Cause or (ii) by Operation of Law, or (iii) by the Executive during the first two years of the Term

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         under circumstances other than those that would give rise to a
         Constructive Termination under the SERP (as defined in Section 7), the Employers agree to maintain coverage for Executive and his spouse, for the lifetime of Executive and his spouse, under the health plans of the Employers in which Executive participated (and his spouse was covered) immediately prior to such termination, or any successor health plans (or, if it is not possible under the terms of such plans to provide such continued coverage, the Employers will otherwise provide equivalent coverage outside of such plans). Such continued coverage (i) will have the same deductibles and copayments currently applicable to Executive and his spouse as of the date of Executive's termination of employment, and (ii) shall not be secondary to Medicare. The provisions of this paragraph will survive the termination of this Agreement and the termination of the Executive's employment with the Employers.

                  7. SERP. The occurrence of either (i) the termination of Executive's employment under this Agreement during the Term, or (ii) at the expiration of the Term, the inability of the Executive and the Employers to reach agreement on a new employment agreement on terms reasonably satisfactory to both parties, shall be considered to be a Constructive Termination of the Executive's employment for purposes of the Supplemental Retirement Benefits Agreement, dated as of July 21, 1997, by and between Mason, Mason Bank and Executive (the "SERP"); provided, however, that termination of Executive's employment during the first two years of the Term (x) by the Employers for Cause, or (y) by the Executive under circumstances other than those that would give rise to a Constructive Termination under the SERP, will not be considered to be a Constructive Termination for purposes of the SERP; provided, further, that notwithstanding clause (y) of the previous proviso, termination of the Executive's employment by the Executive in the event that the annual bonus provided by the Employers under Section 4(a) is less than 40% of Executive's then current base salary shall be considered to be a Constructive Termination for purposes of the SERP.

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                  8.       Noncompetition and Confidential Information.
                  (a) Noncompetition. During Executive's employment with the Employers, and for a period of six months following the termination of his employment under this Agreement for any reason, the Executive shall not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, or through any Person, compete in any City or County where the Employers maintain offices or branches at the time of the Executive's termination and at any time during the period this Noncompetition provision is in effect, with the banking or any other business conducted by the Employers during the period of his employment hereunder, nor shall be attempt to hire any employee of the Employers, assist in such hiring by any other Person, encourage any such employee to terminate his or her relationship with the Employers or solicit or encourage any customer of the Employers to terminate its relationship with the Employers or to conduct with any other Person any business or activity which such customer conducts with the Employers. Notwithstanding anything to the contrary contained herein, the Executive shall be permitted to invest his assets in any corporation, firm or entity which may be deemed to compete with the Employers within the meaning of this Section 8(a), provided that the Executive does not acquire beneficial ownership of more than 5% of the outstanding voting stock of any such corporation, firm or entity.
                  (b) Confidential Information. The Executive will not at any time disclose to any other Person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of the Employers obtained by him incident to his employment with the Employers. The term "confidential information" includes, without limitation, financial information, business plans and opportunities (such as lending relationships, financial product developments or possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employers but does not include any information which has become part of the public domain by means other than the Executive's nonobservance of his obligations hereunder.

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                  (c) Relief Interpretation. The Executive agrees that a breach of this Section 8 will irreparably and continually damage the Employers and that the Employers shall be entitled to injunctive relief for any breach by him of the covenants contained in this Section 8, in addition to any other remedy provided by law. Breach of this Section 8 by the Executive will result in the cessation of any payments due to the Executive under Section 6 of this Agreement, including the Special Severance Payment, and the Employers may elect to suspend such payments in the event of breach, pending final determination of the merits of the dispute by a court of competent jurisdiction. The parties agree that the prevailing party will be entitled to recover the reasonable attorneys' fees and court costs incurred by such party in the course of prosecuting or defending any lawsuit brought under Section 8 of this Agreement.
                  (d) Executive Acknowledgment. This Section 8 is intended to limit the Executive's right to compete only to the extent necessary to protect the Employers from unfair competition and the Executive acknowledges that it is reasonable in scope.
                  (e) Survival of Restrictions. The provisions of this Section 8 will survive the termination of this Agreement and the termination of the Executive's employment with the Employers, regardless of the reasons for termination.

                  9. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

                  10. Definition of "Person". For purposes of this Agreement, the term "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a limited liability company, a trust and any other entity or organization.


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                  11. Withholding. All payments made by the Employers under this
Agreement shall be net of any tax or other amounts required to be withheld by the Employers under applicable law.

                  12. Assignment; Successors and Assigns, etc. Neither the Employers nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party hereto, and without such consent, any attempted transfer or assignment shall be null and of no effect; provided, however, that the Employers may assign its rights under this Agreement without consent of the Executive in the event that the Employers shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person and such other Person assumes the obligations of the Employers under this Agreement. This Agreement shall inure to the benefit of and be binding upon the Employers and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive's death prior to the completion by the Employers of all payments due him under this Agreement, the Employers shall continue such payments to the Executive's beneficiary or to his estate, as appropriate.

                  13. Exclusivity of Benefits. The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise; notwithstanding this provision, however, the parties agree that there will be no duplication of benefits. Consequently, any compensation or benefits to which Executive is entitled upon termination under any benefit plan, policy or practice of the Employers will be offset against the compensation and benefits payable under this Agreement; provided, that for the avoidance of doubt, benefits received under the SERP or under the Employers' tax-qualified benefits plans shall not be considered duplicative of any benefits provided under this Agreement.

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                  14. Enforceability. If any portion or provision of this
Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or enforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

                  16. Notices. Any notices and other communications required by this Agreement shall be sufficient if in writing and delivered in person, by overnight delivery, or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Employers or, in the case of the Employers, at their respective main offices, to the attention of the Chairman of the Corporation Board and the Chairman of the Bank Board, or at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

                  17. Payment of Legal Fees. The prevailing party in any dispute or question of interpretation relating to this Agreement will be entitled to reimbursement by the non-prevailing party of all reasonable legal fees and costs incurred. For purposes of this Agreement, a prevailing party is defined as one who has obtained a legal judgment or arbitration award in his or its favor on the merits of the dispute.


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                  18. Indemnification. To the extent consistent with any general liability or directors' and officers' insurance policies in effect during the term of this Agreement, and as permitted by applicable law, the Employers shall indemnify, hold harmless and defend the Executive for all acts or omissions taken or not taken by him in good faith while performing services for the Employers to no lesser extent than, and upon the same terms and conditions as, other similarly situated officers of the Employers. If and to the extent that the Employers maintain, at any time during the term of this Agreement, a liability insurance policy covering the other officers and directors of the Employers, the Employers shall use its best efforts to cause the Executive to be covered under such policy upon the same terms and conditions as other similarly situated officers and directors.

                  19. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to his Agreement, or otherwise, will not be made or shall be returned promptly by the Executive, if required, if the Federal Deposit Insurance Corporation (FDIC) or any other enforcement authority finds that the payments violate Section 18(k) of the Federal Deposit Insurance Act, as amended (12 U.S.C. ss. 1828(k)) and any final rules and regulations promulgated thereunder.

                  20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by the duly authorized representatives of the Employers.

                  21. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the Commonwealth of Virginia, to the extent not preempted by Federal law.

                  22. Other Severance Benefits. The Executive hereby agrees that in consideration for the payments to be received under this Agreement, the Executive waives

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any and all rights to any payments or benefits, in the nature of severance, otherwise payable to Executive under any Mason or Mason Bank plans, programs, contracts or arrangements that provide for the payment of severance benefits (including, without limitation, the Prior Agreement) or under any other such plans, programs, contracts or arrangements of the Employers or their affiliates that provide for severance payments or benefits upon a termination of employment.

                  23. Complete Agreement. On and after the Commencement Date, this Agreement shall supersede any other agreement, written or oral, pertaining to the subject matter of this Agreement.

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                  IN WITNESS WHEREOF, this Agreement has been executed by the
Employers, by their respective duly authorized officers, and by the Executive, as of the date first above written:

                                 UNITED BANKSHARES, INC.

                                      /s/ Richard M. Adams
                                 By: ________________________
                                 Title: Chairman of the Board and Chief
                                        Executive Officer

                                 UNITED BANK

                                       /s/ Thomas E. Williams
                                 By:  ________________________
                                 Title: President


                                 EXECUTIVE

                                 /s/ Bernard H. Clineburg
                                 _____________________________
                                 Bernard H. Clineburg

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